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                                                                       EXHIBIT 3

                                   APPENDIX B

                                FIRST AMENDMENT

     THIS FIRST AMENDMENT (the "Amendment") is entered into as of July 27, 1999 by and among MacDermid, Incorporated, a Connecticut corporation ("Buyer"), MCD Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), PTI, Inc., a Delaware corporation ("Seller"), and Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), to amend that certain Plan and Agreement of Merger entered into as of February 18, 1999 (as amended hereby, the "Merger Agreement"), by and among Buyer, Merger Sub, Seller and CVC. Buyer, Merger Sub, Seller and CVC are collectively referred to as the "Parties." Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to that term in the Merger Agreement.

     WHEREAS, the Parties desire to extend the date on which the Parties may terminate the Merger Agreement and to effectuate certain other amendments to the Merger Agreement in accordance with the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the Parties agree as follows:

     A. The Merger Agreement is hereby amended, effective as of the date hereof:

          1. By deleting the section reference "2.4(e)" from Section 2.4(h) of the Merger Agreement and substituting in the place thereof section reference "2.4(e)(ii)."

          2. By adding the following sentence to the end of Section 6.3 to the Merger Agreement:

        "The Parties shall use all commercially reasonable efforts, and will negotiate in good faith with each other and the FTC, to persuade the FTC to approve the Merger in exchange for a settlement with the FTC that is consistent in all material respects with the terms set forth on Schedule
        6.3 to this Agreement and containing such other terms and conditions as the Parties and the FTC may agree; provided that nothing contained in this Agreement shall obligate Buyer to accept a settlement with the FTC that imposes any material term or condition that is (i) not expressly specified in Schedule 6.3 and (ii) unacceptable to Buyer in Buyer's reasonable discretion. Seller shall use all commercially reasonable efforts to negotiate and enter into a definitive agreement for the sale of the portion of its business described on Schedule 6.3 to a purchaser that Buyer and Seller reasonably believe will be acceptable to the FTC, which sale may be contingent on the completion of the Merger; and the other Parties shall use all commercially reasonable efforts to cooperate with Seller in negotiating such sale. A Party will be deemed to have satisfied its obligations under this Section to use all commercially reasonable efforts to obtain the FTC's approval of the Merger if the Party complies with its obligations under the two immediately preceding sentences. FTC approval that is conditioned upon a settlement on the terms described in Schedule 6.3 hereto shall not by itself be deemed to prevent the closing condition specified in Section 7.1(b) from being satisfied.

          3. Seller's actions in entering into one or more agreements necessary for the sale of the portion of its business consistent with Section 6.3 and
     Schedule 6.3, and all actions by Seller and CVC reasonably necessary in connection therewith, shall not, individually or in the aggregate, (i) constitute a breach by either Seller or CVC of

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     any of their respective obligations under Section 6.4 or Section 6.8 of the
     Merger Agreement or (ii) prevent the satisfaction of any of the closing conditions in Section 7.1, Section 7.2 or Section 7.3 of the Merger Agreement.

          4. By deleting in its entirety Section 6.4(e) of the Merger Agreement and substituting in the place thereof the following:

             "(e) not make any single capital expenditure or series of capital expenditures during the term of this Agreement outside the Ordinary Course without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed."

          5. By deleting in its entirety Section 6.4(i) of the Merger Agreement and substituting in the place thereof the following:

             "(i) deliver to Buyer, within fifteen (15) Business Days of each month end from the date hereof through the Closing Date, Seller's consolidated unaudited balance sheets, income statements and cash flow statements as of and for the immediately preceding month, all consistent with the applicable requirements of Section 3.6;

          6. By deleting in its entirety Section 6.4(f) of the Merger Agreement and substituting in the place thereof the following:

             "(f) not enter into any new line of business without Buyer's consent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to be given if Buyer does not respond to Seller in writing within ten (10) Business Days after receipt of a written request from Seller;

          7. By deleting in its entirety Section 6.4(m) of the Merger Agreement and substituting in the place thereof the following:

             "(m) not, without Buyer's consent, which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to be given if Buyer does not respond to Seller in writing within ten (10) Business Days after receipt of a written request from Seller, (i) acquire by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein), or form any subsidiary or (ii) solicit or negotiate any Acquisition Proposal with respect to any other Person; provided, however, that Buyer shall have no obligation whatsoever to consent to any action by Seller or CVC regarding an Acquisition Proposal with respect to which Seller is the target company and which is not permitted under Section 6.8 of this Agreement;

          8. By deleting all references to the date "July 31, 1999" from Section 9 of the Merger Agreement and substituting in the place thereof the date "September 30, 1999."

          9. By correcting Seller's facsimile number by replacing the number "508-439-2105" from Section 10.6 of the Merger Agreement and substituting in the place thereof the facsimile number "978-439-2105."

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          10. By adding the following names to Schedule 1 to the Merger
     Agreement:

       H. Theodore Miller, Jr.
       Kai Wenk-Wolff
       Thomas O. Gavin

          11. By adding the following disclosure to paragraphs (xiii) and (xiv) of Schedule 3.8 to the Merger Agreement:

        "Stay bonuses for 6 SAP specialists (none of whom hold PTI stock) totalling $240,000 in the aggregate and to be paid after January 1, 2002 if the SAP specialist stays with PTI at least through January 1, 2002."

          12. By deleting the disclosure to paragraph (xvi) of Schedule 3.8 to the Merger Agreement and substituting in the place thereof the following disclosure:

        "Pursuant to a Stock Purchase Agreement among Polyfibron Technologies ("Buyer"), Nippon Paint (USA) Inc. and Nippon Paint Co., Ltd. ("Seller") executed January 20, 1999, Buyer has consummated the transaction and purchased the stock of Supratech, Inc. Pursuant to a Letter of Intent between Polyfibron Technologies ("Buyer") and International Composites Corporation, Inc. ("Seller") executed December 16, 1998, Buyer has consummated the transaction and purchased the stock of International Composites Corporation, Inc."

          13. By adding the following name to Schedule 3.11(A)(i) of the Merger Agreement under "Change of Control Contracts:" Kai Wenk-Wolff.

          14. By adding the following name to Schedule 3.11(G) of the Merger Agreement under "Change of Control Contracts:" Kai Wenk-Wolff.

          15. By deleting the disclosure "NAPP Quality Council (seven individuals)" in Schedule 3.11(G) of the Merger Agreement under "Severance Contracts/Stay Bonuses for NAPP" and substituting in the place thereof the following disclosure: "Two NAPP executives."

          16. By adding the following contracts to Schedule 3.21(A)(ix) of the Merger Agreement:

        "Supply Contract with Precision Coating, Inc. for a three-year period providing for the supply of certain film products."

        "Sales Agreement with Lancaster Newspapers, Inc. for a three-year period providing for the sale of Polyfibron's Letterflex Platemaking materials."

     B. Each of the Parties represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (ii) the execution and delivery of this Amendment by such Party have been duly and validly approved its Board of Directors and no other corporate proceedings on the part of such Party are necessary in connection with this Amendment, except for shareholder approval of the Merger Agreement as amended hereby by the shareholders of Buyer and the holders of Seller voting common stock, and (iii) this Amendment has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

     C. Each Party (an "Acknowledging Party") agrees that no action taken or omitted to be taken by any other Party and known to the Acknowledging Party through and including

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the date of this Amendment with respect to preparation and prosecution of either the Joint Proxy Statement-Prospectus or any submission to the FTC or DOJ in connection with the HSRA shall constitute a basis for any Acknowledging Party to claim that another Party has breached any of its obligation under the Agreement, including without limitation any obligation set forth in Section 6.1, Section
6.2 or Section 6.3 of the Merger Agreement. Each Acknowledging Party further agrees that no statement, claim or allegation made by any Governmental Entity (and known to the Acknowledging Party) in connection with SEC's review of the Joint Proxy Statement-Prospectus or the FTC's review of the Merger under the HSRA, including without limitation any allegation regarding the conduct of any Party unrelated to the Merger or the Merger Agreement or the conduct underlying or alleged to be underlying such statement, claim or allegation, and no response by a Party (and known to the Acknowledging Party) to any such statement, claim or allegation, shall constitute a basis for any Acknowledging Party to claim that another Party has breached any of its representations, warranties, covenants or agreements under the Merger Agreement.

     D. Except as expressly provided by this Amendment, the Merger Agreement remains in full force and effect, and except as expressly provided by this Amendment, this Amendment shall not constitute a modification or waiver of any other provision of the Merger Agreement.

     E. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each Party and delivered to the other Parties, which delivery may be made by facsimile transmission.

     F. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Connecticut, without regard to any applicable conflicts of law.

     G. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement, this Amendment shall govern.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, as of the date first above written.

                                   MACDERMID, INCORPORATED


                                   By: /s/ JOHN L. CORDANI
                                   ---------------------------------------------
                                     Name: John L. Cordani
                                     Title: Secretary

                                   MCD ACQUISITION CORP.


                                   By: /s/ JOHN L. CORDANI
                                   ---------------------------------------------
                                     Name: John L. Cordani
                                     Title: Vice President

                                   PTI, INC.


                                   By: /s/ DAVID R. BECKERMAN
                                   ---------------------------------------------
                                     Name: David R. Beckerman
                                     Title: President

                                   CITICORP VENTURE CAPITAL, LTD.


                                   By: /s/ JOSEPH M. SILVESTRI
                                   ---------------------------------------------
                                     Name: Joseph M. Silvestri
                                     Title: Vice President



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